Exhibit 15

ACCOUNTANT’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in the Registration Statements on Form S-3 (filed in October 2000 and March 2001) and Form S-8 (filed in November 1997) of Penn Octane Corporation of our report dated July 31, 2006 which appears on page 3 of the Quarterly Report on Form 10-Q for the period ended June 30, 2006.

/s/ BURTON MCCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
August 14, 2006